UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): October 12, 2026

Sinda Ltd.
(Exact name of registrant as specified in its charter)

Delaware	001-43371	98-1946183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Antiguo Camino a Don Diego S/N, Fraccionamiento Mi Bendición, Interior 6, San Miguel de Allende, Guanajuato, Mexico, 37898
(Address of principal executive offices) (Zip Code)

+52 (415) 688-7951
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SIND	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Chief Financial Officer

On October 13, 2026, Sinda Ltd. (the “Company”) announced that Luis Barreto, the Chief Financial Officer of the Company, ceased serving as the Chief Financial Officer of the Company effective as of October 13, 2026 (the “Separation Date”). Mr. Barreto’s departure is not related to any disagreement with the Company or any matters relating to the Company’s financial statements, operations, policies, or practices.

Appointment of Interim Chief Financial Officer

In connection with Mr. Barreto’s departure, the Company has appointed Scott Cole, currently Vice President of Finance of the Company, as Interim Chief Financial Officer and principal financial officer of the Company, effective as of the Separation Date. While serving as Interim Chief Financial Officer, Mr. Cole will also continue to serve in his current role as Vice President of Finance and principal accounting officer.

Scott Cole has more than 30 years of experience in finance, accounting, treasury and operational finance leadership, primarily within the mining and metals industry. Prior to joining the Company, Mr. Cole served as finance manager for the U.S. operations of Jervois Global, where he led finance, treasury, accounting and supply chain functions during the construction and start-up of an underground cobalt mine and supported government-funded drilling and refinery feasibility initiatives. From 2006 to 2022, Mr. Cole held progressively senior leadership roles at ASARCO, the U.S. subsidiary of Grupo México, including treasurer and team leader of finance and accounting and operations controller, and was a member of the executive leadership team overseeing treasury, accounting, insurance, budgeting, forecasting and capital transactions across multiple large-scale mining, smelting and refining operations. Earlier in his career, Mr. Cole held senior finance roles at Environmental Systems Products, Eagle Family Foods, BHP Copper and the Federal Bureau of Investigation, with experience spanning financial planning and analysis, controllership, internal audit, SEC-related reporting for public debt issuances and operational management. Mr. Cole holds a master of business administration in accounting from the University of Phoenix and a bachelor of business administration in finance from The University of Texas at Arlington, and is a certified public accountant.

There is no arrangement or understanding between Mr. Cole and any other person pursuant to which he was appointed as Interim Chief Financial Officer of the Company.  In addition, there are no family relationships between Mr. Cole and any director or executive officer of the Company, and Mr. Cole has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

New Director Appointment

On October 12, 2026, the Company increased the size of the Board of Directors (the “Board”) to nine members and appointed Alberto C. Zinser, age 61, as a member of the Board. Mr. Zinser will serve until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Zinser has not been appointed to any committee of the Board at this time. Mr. Zinser will receive compensation for his services on the Board consistent with the Company’s previously disclosed non-employee director compensation program, as in effect from time to time. The Company will enter into a customary indemnification agreement with Mr. Zinser.
Mr. Zinser is a founding partner of Zinser, Esponda & Gomez Mont, a Mexico City-based law firm founded in 1992 that focuses on white collar defense, litigation and crisis management. He has practiced in high-profile litigation and advisory matters in Mexico for more than three decades. His practice includes white collar defense and prosecution in the Mexican federal and state court systems, and constitutional litigation before the Mexican Supreme Court and Circuit Courts. Mr. Zinser lectured in criminal law and criminal procedure from 1992 to 2000, and has lectured in postgraduate legal studies since 1998, at the Escuela Libre de Derecho. Since 2005, he has also taught in the Master’s Degree Program in corporate law at the Pan American University in Mexico City. He serves on the board of directors of Grupo Jumex, a fruit juice private company in Mexico, and on the board of the Boys and Girls Club in Mexico City. Mr. Zinser received his law degree from Anahuac University in Mexico City in 1988 and holds a master’s degree in Corporate Law from Universidad Panamericana. The Board believes Mr. Zinser’s extensive experience in business disputes, Mexican law, risk management and cross-border legal matters qualifies him to serve on the Board. This expertise is particularly valuable as the Company advances its exploration activities Guanajuato, Mexico.

There is no arrangement or understanding between Mr. Zinser and any other person under which he was selected as a director of the Company. In addition, there are no family relationships between Mr. Zinser and any director or executive officer of the Company, and Mr. Zinser has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINDA LTD.

By:	/s/ Jaime Cortés Álvarez
Name:	Jaime Cortés Álvarez
Title:	General Counsel and Secretary

Date: October 15, 2026